Exhibit 99.1

U.S. Silica Holdings, Inc. Completes Amendment and Restatement of $1.1 Billion Credit Agreement

KATY, Texas, March 23, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced that it has entered into a fourth amended and restated Credit Agreement of $1.1 billion. The Credit Facility consists of a $950 million senior secured Term Loan B due March 2030, and as part of the transaction, the Company has also increased its Revolving Credit Facility to $150 million from $100 million due March 2028. The Company used the net proceeds from the Term Loan, along with excess cash on the balance sheet, to extinguish $109 million of outstanding debt and for associated refinancing fees.

Bryan Shinn, Chief Executive Officer, commented, “We are pleased to opportunistically refinance our debt two years ahead of maturity as we continue to strengthen our balance sheet and improve our leverage profile. Including this transaction, U.S. Silica will have extinguished more than $250 million of long-term debt over the last nine months. Our Company remains well positioned to continue to generate strong earnings and cash flow, affording us the ability to further reduce debt and invest in the organic growth of our Industrial and Specialty Products segment.”

Advisors

The transaction was arranged by BNP Paribas Securities Corp., MUFG Bank, Ltd., TCBI Securities, Inc., and KeyBank National Association. BNP Paribas served as administrative agent.

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws — that is, statements about the future, not about past events. Such statements often contain words such as “expect,” “may,” “believe,” “plan,” “estimate,” “intend,” “anticipate,” “should,” “could,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements regarding the ability of the Company to reduce its leverage ratio. The Company cannot give any assurance that such statements will prove correct. These statements are subject to, among other things, the risks and uncertainties detailed in the Company’s most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. Actual outcomes may vary materially from those reflected in the forward-looking statements. The forward-looking statements speak only as of the date made, and the Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Investor Contact

Patricia Gil

Vice President, Investor Relations & Sustainability

(281) 505-6011

gil@ussilica.com